LETTER OF INTENT




March 13, 2003

To the Shareholders of:

Sciteck, Inc.
Attn: Jack V. Smith, CEO
317 Rutledge Road
Fletcher, NC 28704

Dear Shareholders:

This will confirm the agreement in principle between EMPORIA SYSTEMS, a Nevada Corporation (the "Buyer"), and each of you on behalf of SCITECK, Inc., a Delaware Corporation (the
"Seller"), and in your own right as shareholders (the "Shareholders") of Seller, in regard to Emporia's proposed purchase, on the terms and conditions set forth below, of substantially all of the shares (the "shares") of Seller.

Upon  the basis of representation and conditions to  be  set
forth   in  a  definitive  written  merger  agreement   (the
"Agreement"), Seller shall sell all of it's outstanding shares to buyer (the "Transaction").

The total purchase price (the "Purchase Price") for all Seller's outstanding shares shall be 46,000,000 shares of Buyer having a par value of $0.001. In addition to the Purchase price Seller undertakes to provide buyer with $50,000 of working capital within five business days of execution of this letter of intent.

Buyer represents that there are currently 13,000,00 common shares of Buyer outstanding which represents all of the outstanding (issued) shares of the Buyer and upon execution of this letter of intent Buyer will not issue any new shares without the express written consent of Seller. The two affiliated shareholders of Buyer shall tender 5,500,000 and 3,500,000 shares respectively for cancellation as part of the "Transaction"

The proposed share structure of Buyer at time the definitive
"Share Purchase Agreement" is executed is as follows:


Sciteck, Inc.

Authorized capital:        100,000,000 common shares $0.001 par value
Issued and outstanding      50,000,000
Sciteck, Inc.               46,000,000
Two affiliates               1,000,000
Public                       3,000,000










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Counsel for Emporia shall promptly prepare the Agreement and other basic documents fulfilling the terms of this Agreement in principle and such other filling with the Securities and Exchange Commission, exhibits, schedules, representations,
warranties,  terms  and  conditions  as  are  customary   in
connection with transactions of this type.

Seller shall allow Buyer's officers, employees and authorized representative to have immediate and full access to all offices, properties, books and records and shall fully cooperate with Buyer in order to prepare the necessary documents promptly so that the Transaction may be closed on or before April 30th, 2003 (Closing Date).

Both  parties  shall  cause  all  information  obtained   in
connection with this Transaction to be treated in strictest confidence.

On and after the date set forth on page one of this Agreement in principle, Seller shall not, without the prior written consent of Buyer, and Buyer shall not, without the prior written consent of Seller: (i) sell, assign, transfer, encumber, waste, alienate or otherwise dispose of the Assets; (ii) increase the compensation of any key employee;
(iii) engage in any activities or transactions concerning the Assets which are outside the ordinary course of business of the Seller or Buyer as conducted on said date; or (iv) fail to maintain the Assets or the quality of service to its customers to the same extent to which they have been maintained to date.

It is further expressly understood by each that consummation of the Transaction is subject to, among other things, execution of the Agreement, approval by the Board of Directors of Buyer, and approval by the Shareholder(s) and Director(s) of Seller as may be necessary under the applicable statutes and bylaws of Seller.

On  the  Closing  Date,  the current  Emporia  Officers  and
Directors  will resign from the Company's Board of Directors
and   Seller  will  appoint  new  Directors  and  cause  the
Company's name change.

Buyer confirms that there are no stock options or warrants outstanding or pending and as part of the Purchase Agreement will include other appropriate terms and conditions, including, but not limited to, standard representations and warranties by the parties. Buyer also represents that its financial position has not changed since its last EDGAR filing dated 2002/04/02.

Neither Seller nor Buyer is or shall be obligated to any person for any finder's fee in connection with the proposed Transaction and, whether or not the Transaction is consummated, each of the parties hereto shall pay its own expenses (including outside legal and accounting fees) incident to the negotiation, preparation of the Agreement and any other documents prepared in connection therewith and consummation of the Transaction.





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In  consideration of the considerable expense to be incurred by both parties in connection with the proposed Transaction, neither party shall engage in any negotiation for the transfer, sale or assignment of all or any portion of the Assets or Business with another person for a period of sixty
(60) days from the date of execution set forth below.

If you agree in principle with the terms as stated herein, please sign in the space below on both duplicate originals provided and return one original to Emporia.


Buyer:


Emporia Systems
A Nevada Corporation


By:/s/ G. Polyhronopoulos
   ------------------------
     G. Polyhronopoulos
     President and Sole Director
     38820 N. 25th Avenue Phoenix, AX 85086


Execution Date: 03/19/03



SELLER:


Sciteck, Inc.
A Delaware Corporation
317 Rutledge Road, Fletcher, NC 28732


By: /s/ Jack V. Smith
   ---------------------
     Jack V. Smith, CEO


Execution Date:03/20/03





















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